Exhibit 99.1 News Release

Contacts:

Jerri Fuller Dickseski (Media)
jerri.dickseski@hii-co.com
757-380-2341

Dwayne Blake (Investors)
dwayne.blake@hii-co.com
757-380-2104
Huntington Ingalls Industries Reports First Quarter 2019 Results

•	Revenues were $2.1 billion in the quarter

•	Operating margin was 7.7%

•	Diluted earnings per share was $2.85

•	Record backlog of $40.6 billion

NEWPORT NEWS, Va. (May 2, 2019) - Huntington Ingalls Industries (NYSE:HII) reported first quarter 2019 revenues of $2.1 billion, up 11.0 percent from the first quarter of 2018. The increase was driven primarily by higher volume at HII’s Newport News Shipbuilding division and growth at HII’s Technical Solutions division from recent acquisitions.
Operating income in the quarter was $161 million and operating margin was 7.7 percent, compared to $191 million and 10.2 percent, respectively, in the first quarter of 2018. The decreases in operating income and operating margin were mainly the result of an unfavorable change in the operating FAS/CAS adjustment and lower risk retirement at HII’s Ingalls Shipbuilding division compared to the prior year.

Diluted earnings per share in the quarter was $2.85, compared to $3.48 in the same period of 2018. The decrease was predominantly due to lower operating income and an unfavorable change in the non-operating portion of retirement benefit expense.

First quarter cash from operations was $11 million and free cash flow1 was negative $63 million, compared to $120 million and positive $47 million, respectively, in the first quarter of 2018.

New contract awards in the quarter were approximately $19.6 billion, primarily driven by an award for the detail design and construction of two Gerald R. Ford-class aircraft carriers, Enterprise (CVN 80) and the unnamed CVN 81, bringing total backlog to approximately $41 billion as of March 31.

“The first quarter was highlighted by the historic $15.2 billion contract for the detail design and construction of two aircraft carriers,” said Mike Petters, HII’s president and CEO. “With the Navy’s commitment to the two-carrier buy and more than $40 billion in contracted backlog overall, HII is well-positioned to continue creating long-term, sustainable value for our shareholders, customers and employees.”

1 Non-GAAP measure. See Exhibit B for definition and reconciliation.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Results of Operations

	Three Months Ended
	March 31
(in millions, except per share amounts)	2019	2018	$ Change	% Change
Sales and service revenues	$2,080	$1,874	$206	11.0%
Operating income	161	191	(30)	(15.7)%
Operating margin %	7.7%	10.2%		(245) bps
Segment operating income[1]	129	117	12	10.3%
Segment operating margin %[1]	6.2%	6.2%		(4) bps
Net earnings	118	156	(38)	(24.4)%
Diluted earnings per share	$2.85	$3.48	$(0.63)	(18.1)%

Weighted-average diluted shares outstanding	41.4	44.8

[1] Non-GAAP measures that exclude non-segment factors affecting operating income. See Exhibit B for definitions and reconciliations.

Segment Operating Results
Ingalls Shipbuilding

	Three Months Ended
	March 31
($ in millions)	2019	2018	$ Change	% Change
Revenues	$584	$585	$(1)	(0.2)%
Segment operating income[1]	46	64	(18)	(28.1)%
Segment operating margin %[1]	7.9%	10.9%		(306) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Ingalls Shipbuilding revenues for the first quarter were $584 million, a decrease of $1 million from the same period in 2018, primarily driven by lower revenues in surface combatants, largely offset by higher revenues in amphibious assault ships and the Legend-class National Security Cutter (NSC) program. Surface combatant revenues decreased due to lower volumes on Delbert D. Black (DDG 119), Paul Ignatius (DDG 117), and Frank E. Petersen Jr. (DDG 121), partially offset by higher volumes on USS Fitzgerald (DDG 62) repair and restoration and Ted Stevens (DDG 128). Amphibious assault ship revenues increased as a result of higher volumes on Bougainville (LHA 8) and Richard M. McCool Jr. (LPD 29), partially offset by lower volumes on Tripoli (LHA 7) and the delivered USS Portland (LPD 27), as well as lower risk retirement on the LPD program. Revenues on the NSC program increased due to higher volumes on NSC 10 (unnamed) and NSC 11 (unnamed), partially offset by lower volume on the delivered Kimball (NSC 7).

Ingalls Shipbuilding segment operating income for the first quarter was $46 million, a decrease of $18 million from the same period last year. Segment operating margin in the quarter was 7.9 percent, compared to 10.9 percent in the same period last year. These decreases were primarily due to lower risk retirement on the LPD program, partially offset by one-time employee bonus payments in 2018 related to the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Act”).

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Key Ingalls Shipbuilding milestones for the quarter:
• Delivered guided missile destroyer Paul Ignatius (DDG 117)
• Authenticated the keel of amphibious assault ship Bougainville (LHA 8)
• Awarded $1.5 billion contract for the detail design and construction of amphibious transport dock LPD 30, the first Flight II LPD
• Completed acceptance trials of National Security Cutter Midgett (NSC 8)

Newport News Shipbuilding

	Three Months Ended
	March 31
($ in millions)	2019	2018	$ Change	% Change
Revenues	$1,265	$1,082	$183	16.9%
Segment operating income[1]	78	51	27	52.9%
Segment operating margin %[1]	6.2%	4.7%		145 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.
Newport News Shipbuilding revenues for the first quarter were $1.3 billion, an increase of $183 million, or 16.9 percent, from the same period in 2018, primarily driven by higher revenues in aircraft carriers, naval nuclear support services, and submarines. Aircraft carrier revenues increased primarily as a result of higher volumes on the advance planning contract for Enterprise (CVN 80), the execution contract for the refueling and complex overhaul (RCOH) of USS George Washington (CVN 73), and the advance planning contract for the RCOH of USS John C. Stennis (CVN 74). Naval nuclear support service revenues increased primarily as a result of higher volumes in submarine support and facility maintenance services. Submarine revenues related to the Virginia-class submarine (VCS) program increased due to higher volumes on Block IV construction and Block V advanced procurement, partially offset by lower volumes on Block III boats.

Newport News Shipbuilding segment operating income for the first quarter was $78 million, an increase of $27 million from the same period last year. Segment operating margin was 6.2 percent for the quarter, compared to 4.7 percent in the same period last year. The increases are primarily due to the higher volume described above, and one-time employee bonus payments in 2018 related to the Tax Act, partially offset by lower performance on the VCS program.

Key Newport News Shipbuilding milestones for the quarter:
• Awarded $15.2 billion block buy contract for aircraft carrier Enterprise (CVN 80) and CVN 81
• Achieved approximately 91% structural completion on the aircraft carrier John F. Kennedy (CVN 79)
• Authenticated the keel of Virginia-class submarine New Jersey (SSN 796)
• Achieved approximately 50% completion on the RCOH of USS George Washington (CVN 73)

Technical Solutions

	Three Months Ended
	March 31
($ in millions)	2019	2018	$ Change	% Change
Revenues	$257	$233	24	10.3%
Segment operating income[1]	5	2	3	150.0%
Segment operating margin %[1]	1.9%	0.9%		109 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Technical Solutions revenues for the first quarter were $257 million, an increase of $24 million, or 10.3 percent, from the same period in 2018, primarily due to higher mission driven innovative solutions revenues following the acquisitions of G2 and Fulcrum IT Services (“Fulcrum”), as well as higher oil and gas revenues, partially offset by lower fleet support revenues.

Technical Solutions segment operating income for the first quarter was $5 million, compared to $2 million in the first quarter of 2018. The increase was primarily due to higher equity income from our nuclear and environmental joint ventures and one-time employee bonus payments in 2018 related to the Tax Act.

Key Technical Solutions milestones for the quarter:
• Completed the acquisition of Fulcrum

About Huntington Ingalls Industries
Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division provides a wide range of professional services through its Fleet Support, Mission Driven Innovative Solutions, Nuclear & Environmental, and Oil & Gas groups. Headquartered in Newport News, Virginia, HII employs more than 40,000 people operating both domestically and internationally. For more information, please visit www.huntingtoningalls.com.

Conference Call Information
Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. ET today. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.huntingtoningalls.com. A telephone replay of the conference call will be available from 12 noon today through Thursday, May 8 by calling toll-free (855) 859-2056 or (404) 537-3406 and using conference ID 6747278.
Forward-Looking Statements
Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to estimate our future contract costs and perform our contracts effectively; changes in procurement processes and government regulations and our ability to comply with such requirements; our ability to deliver our products and services at an affordable life cycle cost and compete within our markets; natural and environmental disasters and political instability; our ability to execute our strategic plan, including with respect to share repurchases, dividends, capital expenditures and strategic acquisitions; adverse economic conditions in the United States and globally; changes in key estimates and assumptions regarding our pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligation to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make. This release also contains non-GAAP financial measures and includes a GAAP reconciliation of these financial measures. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended March 31
(in millions, except per share amounts)	2019	2018
Sales and service revenues
Product sales	$1,490	$1,370
Service revenues	590	504
Sales and service revenues	2,080	1,874
Cost of sales and service revenues
Cost of product sales	1,258	1,063
Cost of service revenues	494	432
Income from operating investments, net	4	2
Other income and gains	—	2
General and administrative expenses	171	192
Operating income	161	191
Other income (expense)
Interest expense	(16)	(15)
Non-operating retirement benefit	3	18
Other, net	1	1
Earnings before income taxes	149	195
Federal and foreign income taxes	31	39
Net earnings	$118	$156

Basic earnings per share	$2.85	$3.48
Weighted-average common shares outstanding	41.4	44.8

Diluted earnings per share	$2.85	$3.48
Weighted-average diluted shares outstanding	41.4	44.8

Dividends declared per share	$0.86	$0.72

Net earnings from above	$118	$156
Other comprehensive income
Change in unamortized benefit plan costs	25	20
Tax expense for items of other comprehensive income	(6)	(5)
Other comprehensive income, net of tax	19	15
Comprehensive income	$137	$171

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions)	March 31 2019	December 31 2018
Assets
Current Assets
Cash and cash equivalents	$51	$240
Accounts receivable, net of allowance for doubtful accounts of $7 million as of 2019 and $9 million as of 2018	375	252
Contract assets	1,250	1,003
Inventoried costs, net	127	128
Prepaid expenses and other current assets	119	122
Total current assets	1,922	1,745
Property, plant, and equipment, net of accumulated depreciation of $1,862 million as of 2019 and $1,829 million as of 2018	2,569	2,517
Operating lease assets	220	—
Goodwill	1,402	1,263
Other intangible assets, net of accumulated amortization of $575 million as of 2019 and $564 million as of 2018	530	492
Deferred tax assets	140	163
Miscellaneous other assets	217	203
Total assets	$7,000	$6,383
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$618	$562
Accrued employees’ compensation	264	248
Current portion of postretirement plan liabilities	131	131
Current portion of workers’ compensation liabilities	225	225
Contract liabilities	360	331
Other current liabilities	362	332
Total current liabilities	1,960	1,829
Long-term debt	1,496	1,283
Pension plan liabilities	765	764
Other postretirement plan liabilities	348	348
Workers’ compensation liabilities	459	454
Long-term operating lease liabilities	184	—
Other long-term liabilities	225	189
Total liabilities	5,437	4,867
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 53.2 million shares issued and 41.6 million shares outstanding as of March 31, 2019, and 53.1 million shares issued and 41.9 million shares outstanding as of December 31, 2018	1	1
Additional paid-in capital	1,936	1,954
Retained earnings	2,691	2,609
Treasury stock	(1,796)	(1,760)
Accumulated other comprehensive loss	(1,269)	(1,288)
Total stockholders’ equity	1,563	1,516
Total liabilities and stockholders’ equity	$7,000	$6,383

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31
($ in millions)	2019	2018
Operating Activities
Net earnings	$118	$156
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	41	41
Amortization of purchased intangibles	11	9
Amortization of debt issuance costs	1	1
Provision for doubtful accounts	(2)	—
Stock-based compensation	5	7
Deferred income taxes	16	5
Change in
Accounts receivable	(112)	92
Contract assets	(229)	(305)
Inventoried costs	(2)	(5)
Prepaid expenses and other assets	(10)	38
Accounts payable and accruals	147	100
Retiree benefits	25	(20)
Other non-cash transactions, net	2	1
Net cash provided by operating activities	11	120
Investing Activities
Capital expenditures
Capital expenditure additions	(110)	(75)
Grant proceeds for capital expenditures	36	2
Acquisitions of businesses, net of cash received	(195)	—
Proceeds from disposition of assets	—	3
Net cash used in investing activities	(269)	(70)
Financing Activities
Proceeds from revolving credit facility borrowings	1,179	—
Repayment of revolving credit facility borrowings	(967)	—
Dividends paid	(36)	(32)
Repurchases of common stock	(84)	(166)
Employee taxes on certain share-based payment arrangements	(23)	(25)
Net cash provided by (used in) financing activities	69	(223)
Change in cash and cash equivalents	(189)	(173)
Cash and cash equivalents, beginning of period	240	701
Cash and cash equivalents, end of period	$51	$528
Supplemental Cash Flow Disclosure
Cash paid for income taxes	$—	$1
Cash paid for interest	$—	$1
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$34	$4
Accrued repurchases of common stock	$—	$3

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit B: Non-GAAP Measures Definitions & Reconciliations

We make reference to “segment operating income,” “segment operating margin,” and “free cash flow.”

We internally manage our operations by reference to “segment operating income” and “segment operating margin,” which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income and segment operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income and segment operating margin may not be comparable to similarly titled measures of other companies.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP.
We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

Segment operating income is defined as operating income for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.

Segment operating margin is defined as segment operating income as a percentage of sales and service revenues.

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures net of related grant proceeds.

FAS/CAS Adjustment is defined as the difference between expenses for pension and other postretirement benefits determined in accordance with GAAP (FAS) and the expenses determined in accordance with U.S. Cost Accounting Standards (CAS).

Operating FAS/CAS Adjustment is defined as the difference between the service cost component of our pension and other postretirement expense determined in accordance with GAAP (FAS) and our pension and other postretirement expense under U.S. Cost Accounting Standards (CAS).

Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Segment Operating Income and Segment Operating Margin

	Three Months Ended
	March 31
($ in millions)	2019	2018
Ingalls revenues	$584	$585
Newport News revenues	1,265	1,082
Technical Solutions revenues	257	233
Intersegment eliminations	(26)	(26)
Sales and Service Revenues	2,080	1,874

Operating Income	161	191
Operating FAS/CAS Adjustment	(34)	(72)
Non-current state income taxes	2	(2)
Segment Operating Income	129	117
As a percentage of sales and service revenues	6.2%	6.2%
Ingalls operating income	46	64
As a percentage of Ingalls revenues	7.9%	10.9%
Newport News operating income	78	51
As a percentage of Newport News revenues	6.2%	4.7%
Technical Solutions operating income	5	2
As a percentage of Technical Solutions revenues	1.9%	0.9%

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Free Cash Flow

	Three Months Ended
	March 31
($ in millions)	2019	2018
Net cash provided by operating activities	11	120
Less capital expenditures:
Capital expenditure additions	(110)	(75)
Grant proceeds for capital expenditures	36	2
Free cash flow	(63)	47

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com